Exhibit 99.1

Texas Roadhouse, Inc. Announces Special Cash Dividend of $0.10 per Share

LOUISVILLE, Ky (December 10, 2012) — On December 10, 2012, Texas Roadhouse, Inc.’s (Nasdaq: TXRH) Board of Directors authorized the payment of a special year-end cash dividend of $0.10 per share of common stock payable on December 28, 2012 to shareholders of record at the close of business on December 21, 2012.  This special year-end dividend is in addition to the Company’s previously announced quarterly cash dividend of $0.09 per share of common stock also payable on December 28, 2012 to shareholders of record at the close of business on December 12, 2012.

“This special year-end dividend reflects our solid financial performance and underscores the commitment to return excess capital to our shareholders in an efficient manner”, said Kent Taylor, Chief Executive Officer of Texas Roadhouse. “Our balance sheet remains strong and we expect our cash flow to continue to internally fund our new restaurant growth.  As such, we, and our Board of Directors, remain committed to returning excess capital to shareholders through dividends and opportunistic share repurchases.”

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 385 restaurants system-wide in 47 states and one foreign country.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, such as food and labor, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, pending or future legal claims, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

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Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457